CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 15, 2012, relating to the balance sheets of JWC Acquisition Corp. and Subsidiary (a corporation in the development stage) as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2011 and for the periods from July 22, 2010 (date of inception) to December 31, 2010 and July 22, 2010 (date of inception) to December 31, 2011, appearing in Registration Statement No. 333-182482 on Form S-4, which is amended hereby, and to the reference to our Firm under the caption “Experts”.

/s/ Rothstein Kass

Roseland, New Jersey
August 28, 2012